Exhibit 11

JOINT FILING AGREEMENT

        The undersigned hereby agree that statements on Schedules 13D with respect to the shares of common stock of Education Lending Group, Inc. and any amendments thereto signed by each of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended. The undersigned hereby further agree that this Joint Filing Agreement may be included as an exhibit to such statements or amendments. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: February 15, 2005	CIT GROUP INC.

/s/ Robert J. Ingato

	Name:	Robert J. Ingato
	Title:	Executive Vice President, General Counsel and Secretary

CIT ELG CORPORATION

/s/ Robert J. Ingato

Name:	Robert J. Ingato
Title:	Executive Vice President and Secretary